Exhibit 10.5
ATHENS FEDERAL COMMUNITY BANK
FIRST EXTENSION OF AMENDED AND RESTATED EMPLOYMENT
AGREEMENT WITH JEFFREY L. CUNNINGHAM
          WHEREAS, Athens Federal Community Bank (“Bank”) has entered into an amended and restated employment agreement (the “Agreement”) with Jeffrey L. Cunningham (“Executive”); and
          WHEREAS, a copy of the Agreement is attached hereto; and
          WHEREAS, Section 17 of the Agreement permits the parties to amend the Agreement by mutual consent; and
          WHEREAS, the parties have mutually agreed to extend the term of the Agreement as set forth herein and to modify the Agreement as set forth herein.
          NOW, THEREFORE, for and in consideration of the premises set for the herein, and other good and valuable considerations, the receipt and sufficiency of where are hereby acknowledged, the parties hereto agree as follows:
1)	The original term of the Agreement entered in to between the Bank and the Executive is hereby extended for a period of thirty-six (36) months, beginning January 1, 2009 and ending December 31, 2011.

2)	The base salary during the extended period shall be Two Hundred Thirty Eight Thousand Eight Hundred Nine and 69/100 ($238,809.69) per year, plus benefits as itemized in the original Agreement.

3)	All other provisions of the Agreement are hereby ratified and reaffirmed and shall remain in full force and effect, subject to the changes made herein.

          WHEREFORE, the undersigned hereby execute this First Extension of Amended and Restated Contract of Employment as of the 1st day of January, 2009.

ATHENS FEDERAL COMMUNITY BANK
BY:	/s/ G. Timothy Howard
Mr. G. Timothy Howard
ITS:	Chairman of the Board of Directors

EXECUTIVE
/s/ Jeffrey L. Cunningham
Jeffrey L. Cunningham

WITNESSED:

/s/ Scotty Hannah

Scotty Hannah
Chairman, Personnel Committee

/s/ Joele A. Cardwell

Joele A. Cardwell
Corporate Secretary

2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     PREAMBLE. This Agreement is entered into as of the 1st day of January, 2008, by and between Athens Federal Community Bank (the “Bank”), and Jeffrey L. Cunningham (the “Executive”).
     WHEREAS, the Bank and the Executive have previously executed an Employment Agreement effective August 26, 1999, a First Amendment thereto dated December 20, 1999, a Second Amendment thereto dated September 19, 2001, and a Third Amendment thereto dated December 18, 2002, and which Employment Agreement, as amended, has been the subject of a First Extension, a Second Extension, a Third Extension, a Fourth Extension, a Fifth Extension, a Sixth Extension and a Seventh Extension dated December 21, 2006; and
     WHEREAS, Section 17 of the Employment Agreement permits the parties to amend the Employment Agreement by mutual written consent, and the parties now wish to make certain further amendments to the terms of the Employment Agreement; and
     WHEREAS, the parties further wish to consolidate the numerous Amendments and Extensions of the Employment Agreement into this Amended and Restated Employment Agreement (hereinafter, the “Agreement”), which Agreement shall, except as expressly provided herein, replace and supersede the original Employment Agreement and all Amendments and Extensions thereto.
     NOW, THEREFORE, the undersigned AGREE as follows:
     1. Defined Terms. When used anywhere in this Agreement, the following terms shall have the meaning set forth herein.
          (a) “Board” shall mean the Board of Directors of the Bank.
          (b) [intentionally omitted]
          (c) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and as interpreted through applicable rulings and regulations in effect from time to time.
          (d) [intentionally omitted]
          (e) “Disability” shall mean, for purposes of this Agreement, a physical or mental infirmity which impairs the Executive’s ability to substantially perform his duties under this Agreement and which results in the Executive becoming eligible for long-term disability benefits under the Bank’s long-term disability plan (or, if the Bank has no such plan in effect, which impairs the Executive’s ability to substantially perform his duties under this Agreement for a period of 180 consecutive days).
          (f) “Effective Date” shall mean August 26, 1999.

          (g) “Expiration Date” shall mean the date on which the term of this Agreement expires pursuant to Section 6 hereof, taking into account any and all renewals of such term.
          (h) “Good Reason” shall mean any of the following events, which has not been consented to in advance by the Executive in writing: (i) a material diminution in the Executive’s base compensation, as the same may be increased from time to time; (ii) a material diminution in the Executive’s authority, duties, or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor (or supervisory committee) to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the board of directors of the Bank; (iv) a material diminution in the budget over which the Executive retains authority; (v) a material change in the geographic location at which the Executive must perform the services he is required to perform hereunder; or (vi) any other action or inaction that constitutes a material breach by the Bank of this Agreement, the Supplemental Executive Retirement Plan by and between the parties and dated December 26, 2006 as the same may be subsequently amended, or any other agreements related or ancillary hereto or thereto.
          (i) “Just Cause” shall mean, in the good faith determination of the Board, the Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform duties stated herein, willful violation of any law, rule or regulation (other than traffic violations or similar non-criminal offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. No act, or failure to act, on the Executive’s part shall (1) be considered “willful” unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Bank, or (2) be considered to establish “Just Cause” unless the Board has first given the Executive both a written notice detailing the conduct that is alleged to constitute Just Cause, and a reasonable opportunity to justify or cure (if possible) such conduct.
          (j) “Present Value” of any sum shall be computed by utilizing the applicable federal rate, as determined pursuant to the applicable provisions of the Internal Revenue Code.
          (k) [intentionally omitted].
          (l) [intentionally omitted].
     2. Employment. The Executive is employed as the Bank’s President and Chief Operating Officer. The Executive shall render such administrative and management services for the Bank as are currently rendered and as are customarily performed by persons situated in similar executive capacities. The Executive shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of the Bank. The Executive’s other duties shall be such as the Board may from time to time reasonably direct, including normal duties as an officer of the Bank.
     3. Base Compensation. During the term of this Agreement, the Bank agrees to pay the Executive, in cash not less frequently than monthly, a salary at the rate of $231,854.07 per year.

     4. Incentive Compensation and Long-Term Compensation. On or as soon as practical after December 31 of each year, beginning after October 31, 2001, the bank shall both pay the Executive a cash bonus determined in accordance with subsection (a) hereof; and shall credit a deferred compensation account in his name with an amount determined and governed by subsection (b) hereof.
          (a) The cash bonus payable for the bank to the Executive shall be determined according to the following schedule, based on the Bank’s net after-tax income (“NATI”) determined without regard to the cash bonus for the year, but with regard to the credit accrued during the year pursuant to subsection (b) hereof.

Bank’s NATI	Executive’s Cash Bonus
Less than $751,000.00	$0

$751,000.00 to $1.25 million	1% of the Bank’s NATI

Over $1.25 million	$12,500.00 plus 2% of the Bank’s NATI over $1.25 million
          (b) The annual credit to be made by the bank to a deferred compensation account (“The Account”) payable to the Executive shall be 20% of his annual base compensation that is in effect on December 31 of the year to which the credit relates. The Executive’s vested interest in each annual credit shall be determined as follows: 1/3 shall be vested on the date of the credit, and the other 2/3 shall vest equally on each of the next two December 31st, provided that any one of the following conditions is satisfied for the year in question:
               (i) The Executive’s employment terminates during the calendar year due to Good Reason or his death or disability, or
               (ii) The Executive is employed on December 31, the Bank’s NATI exceeds $750,000.00, and the Bank’s most recent CAMELS rating is 1 or 2 (or CAMELS 3 or 4 due to circumstances which the board determines have been beyond the Executive’s control).
     With respect to all credits to his accounts, the Executive shall be entitled to elect, on a perspective quarterly basis using the form attached hereto as Exhibit “A” the measure for the rate of return on his account. The bank shall pay the Executive the vested portion of the account in three substantially equal installments beginning with the January 1st after he terminates employment with the bank for any reason. In the event that the Executive is not living at the time for payment of any such amounts, payment will be made to the beneficiaries designated in a Distribution Election Form delivered to the Bank in substantially the form attached as Exhibit “B.”
     5. Other Benefits.
          (a) Participation in Retirement Medical and Other Plans. During the term of this Agreement, the Executive shall be eligible to participate at no cost to himself in any of the following benefit plans that the Bank now or hereafter maintains: group hospitalization, disability (at 70% or more of pay from the Effective Date forward), health, dental, sick leave, life insurance, travel and/or accident insurance, retirement, pension, and/or other present or future qualified plans provided by the Bank, generally, which benefits, taken as a whole, must be at least as favorable as those in effect on the Effective Date.
          (b) Post-Retirement Medical Insurance. If the Executive’s employment with the Bank terminates voluntarily or involuntarily at or after age 55 for a reason other than Just Cause, the Bank shall provide the Executive and his legal dependents with medical insurance coverage that is not less favorable than the coverage that the Bank provides for its officers. The Bank shall pay all premiums for this coverage, shall provide it until the Executive first becomes eligible for Medicare, and agrees that this obligation shall survive expiration of this Agreement.
          (c) Employee Benefits: Expenses. The Executive shall be eligible to participate in any fringe benefits which are or may become available to the Bank’s Senior Management employees, including for example: any stock option or incentive compensation plans, and any other benefits which are commensurate with the responsibilities and functions to be performed by the Executive under this Agreement. The Executive shall be reimbursed for his annual dues for membership in the Tennessee Bar, for associated continuing education and for all reasonable out-of-pocket business expenses which he shall incur in connection with his services under this agreement (which shall cover his attendance at no less than two banking conferences per annum) upon substantiation of such expenses in accordance with the policies of the Bank. In addition, the Executive shall be provided a vehicle allowance equal to the lease or purchase cost of a vehicle amortized or leased over a three-year period plus the cost of fuel, insurance and maintenance. The Executive shall be provided an allowance for dues at the Springbrook Golf and Country Club.
     NATI as set forth in Section 4 of the agreement shall be equal to the adjusted net income of the Bank as set forth in the employee bonus formula as approved by the Board of Directors and amended from time to time.
     6. Term. The Bank hereby employs the Executive, and the Executive hereby accepts such employment under this Agreement, for the period commencing on January 1, 2008 and ending 36 months thereafter (or such earlier date as is determined in accordance with Section 10). Additionally, on each annual anniversary date of the Effective Date, the Executive’s term of employment shall be extended for an additional one-year period beyond the then effective expiration date, provided the Board determines in a duly adopted resolution that the performance of the Executive has met the Board’s requirements and standards, and that this Agreement shall be extended. Only those members of the Board who have no personal interest in this Employment Agreement shall discuss and vote on the approval and subsequent review of this Agreement.
     In the event the Executive serves the full term of this Agreement (including any extension hereof), and the Bank does not offer to renew this Agreement upon substantially the same terms and conditions for an additional three- year term, the Executive shall be entitled to a severance benefit equal to twelve months of his then current base monthly salary, such benefit to be paid to the Executive in twelve equal monthly installments at the same time and in the same manner as his base monthly salary payments were made.

     7. Loyalty; Noncompetition.
          (a) During the period of his employment hereunder and except for illnesses, reasonable vacation periods, and reasonable leaves of absence, the Executive shall devote all his full business time, attention, skill, and efforts to the faithful performance of his duties hereunder; provided, however, from time to time, the Executive may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations, which will not present any conflict of interest with the Bank or any of its subsidiaries or affiliates, or unfavorably affect the performance of the Executive’s duties pursuant to this Agreement, or will not violate any applicable statute or regulation. “Full business time” is hereby defined as that amount of time usually devoted to like companies by similarly situated executive officers. During the term of his employment under this Agreement, the Executive shall not engage in any business or activity contrary to the business affairs or interests of the Bank, or be gainfully employed in any other position or job other than as provided above. However, notwithstanding any other provision of this Agreement, the Executive shall be entitled to attend to the wind-up affairs of his existing businesses.
          (b) Nothing contained in this Section shall be deemed to prevent or limit the Executive’s right to invest in the capital stock or other ownership interest of any business dissimilar from that of the Bank, or, solely as a passive or minority investor, in any business.
     8. Standards. The Executive shall perform his duties under this Agreement in accordance with such reasonable standards as the Board may establish from time to time. The Bank will provide the Executive with the working facilities and staff customary for similar executives and necessary for him to perform his duties.
     9. Vacation and Sick Leave. At such reasonable times as the Board shall in its discretion permit, the Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, all such voluntary absences to count as vacation time, provided that:
          (a) The Executive shall be entitled to an annual vacation, of at least four weeks, in accordance with the policies that the Board periodically establishes for senior management employees of the Bank.
          (b) The Executive shall not receive any additional compensation from the Bank on account of his failure to take a vacation or sick leave, and the Executive shall not accumulate unused vacation or sick leave from one fiscal year to the next, except in either case to the extent authorized by the Board.
          (c) In addition to the aforesaid paid vacations, the Executive shall be entitled without loss of pay, to absent himself voluntarily from the performance of his employment with the Bank for such additional periods of time and for such valid and legitimate reasons as the Board may in its discretion determine. Further, the Board may grant to the Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as such Board in its discretion may determine.

          (d) In addition, the Executive shall be entitled to an annual sick leave benefit as established by the Board.
     10. Termination and Termination Pay. The Executive’s employment hereunder may be terminated under the following circumstances:
          (a) Death. The Executive’s employment under this Agreement shall terminate upon his death during the term of this Agreement, in which event the Executive’s estate shall be entitled to receive the compensation due the Executive through the Agreement’s Expiration Date. Such compensation shall be paid to the Executive’s estate no later than nine months after the Executive’s death in a single lump sum, discounted to Present Value.
          (b) Disability. The Bank may terminate the Executive’s employment after having established the Executive’s Disability. The Executive shall be entitled to the compensation and benefits provided for under this Agreement for (i) any period during the term of this Agreement and prior to the establishment of the Executive’s Disability during which the Executive is unable to work due to the physical or mental infirmity, or (ii) any period of Disability which is prior to the Executive’s termination of employment pursuant to this Section; provided that any benefits paid pursuant to the Bank’s long term disability plan will continue as provided in such plan. During any period that the Executive shall receive disability benefits and to the extent that the Executive shall be physically and mentally able to do so, he shall furnish such information, assistance and documents so as to assist in the continued ongoing business of the Bank and, if able, shall make himself available to the Bank to undertake reasonable assignments consistent with his prior position and his physical and mental health. The Bank shall pay all reasonable expenses incident to the performance of any assignment given to the Executive during the disability period.
          (c) Just Cause. The Board may, by written notice to the Executive, immediately terminate his employment at any time, for Just Cause. The Executive shall have no right to receive compensation or other benefits for any period after termination for Just Cause.
          (d) Without Just Cause. The Board may, by written notice to the Executive, immediately terminate his employment at any time for a reason other than Just Cause, in which event the Executive shall be entitled to receive the following compensation and benefits: (i) the salary provided pursuant to Section 3 hereof, up to the Expiration Date, plus said salary for an additional 12-month period, and (ii) at the Executive’s election either (A) cash in an amount equal to the Present Value of the cost to the Executive of obtaining all health, life, disability and other benefits which the Executive would have been eligible to participate in through the Expiration Date based upon the benefit levels substantially equal to those that the Bank provided for the Executive at the date of termination of employment, or (B) continued participation under such Bank benefit plans through the Expiration Date, but only to the extent the Executive continues to qualify for participation therein; provided that in no event shall the total value of the payments due under (i) and (ii) hereof exceed three years’ total compensation. All amounts payable to the Executive shall be paid in 12 equal monthly installments, the first of which shall commence 30 days after the executive’s termination, and which shall, in the event that such payments will be received sooner than they would otherwise, be discounted to Present Value.

          (e) Good Reason. The Executive shall be entitled to receive the compensation and benefits payable under subsection 10(d) hereof in the event that he voluntarily terminates employment within 150 days of an event that constitutes Good Reason; provided, however, that the Executive must, prior to such voluntary termination, provide the Bank with notice of the existence of the condition which he deems to be Good Reason within 90 days of the date the Executive first becomes aware of the existence of such condition, and the Bank must have failed to remedy the condition within 30 days of the Bank’s receipt of such Notice.
          (f) Voluntary Termination by Executive. The Executive may voluntarily terminate employment with the Bank during the term of this Agreement, upon at least 90 days’ prior written notice to the Board, in which case the Executive shall receive only his compensation, vested rights (including but not limited to deferred compensation to which the Executive is entitled under Section 4(b) hereof; and post—retirement medical insurance to which the Executive is entitled under Section 5(b) hereof), and employee benefits up to the date of his termination (unless such termination occurs pursuant to Section 10(e) hereof, in which event the benefits and compensation provided for in Sections 10(d) shall apply).
     11. No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.
     12. [intentionally omitted]
     13. Indemnification. The Bank agrees that its Bylaws shall continue to provide for indemnification of directors, officers, employees and agents of the Bank, including the Executive, during the full term of this Agreement, and to at all times provide adequate insurance for such purposes.
     14. Reimbursement of Executive for Enforcement Proceedings. In the event that any dispute arises between the Executive and the Bank as to the terms or interpretation of this Agreement, whether instituted by formal legal proceedings or otherwise, including any action that the Executive takes to defend against any action taken by the Bank, the Executive shall be reimbursed for all costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions, provided that the Executive obtains either a written settlement or a final judgment by a court of competent jurisdiction substantially in his favor. Such reimbursement shall be paid within ten days of the Executive’s furnishing to the Bank written evidence, which may be in the form, among other things, of a cancelled check or receipt, of any costs or expenses incurred by the Executive.
     15. Federal Income Tax Withholding. The Bank may withhold all federal and state income or other taxes from any benefit payable under this Agreement as shall be required pursuant to any law or government regulation or ruling.
     16. Successors and Assigns
          (a) Bank. This Agreement shall not be assignable by the Bank, provided that this Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank, as the case may be.
          (b) Executive. Since the Bank is contracting for the unique and personal skills of the Executive, the Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank; provided, however, that nothing in this paragraph shall preclude (i) the Executive from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of the Executive or his estate from assigning any rights hereunder to the person or persons entitled thereunto.
          (c) Attachment. Except as required by law, no right of the Executive to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.
     17. Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.
     18. Applicable Law. Except to the extent preempted by Federal law, the laws of the State of Tennessee shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.
     19. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
     20. Entire Agreement. This Agreement shall constitute the entire agreement between the parties hereto and shall supersede any prior agreement between the parties.
     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.

ATHENS FEDERAL COMMUNITY BANK
By:	/s/ Darrell Murray
Its Chairman of the Board

Witnessed by:

/s/ Linda Morrow

Secretary
[signatures continued on next page]

EXECUTIVE
/s/ Jeffrey L. Cunningham
Jeffrey L. Cunningham

Witnessed by:

/s/ Linda Morrow

Secretary